EXHIBIT 23
                               ----------
                     CONSENT OF INDEPENDENT ACCOUNTS


We consent to the incorporation by reference in the registration statements of New Plan Realty Trust on Forms S-3 (File Nos. 33-60315 and 33-61383) and on Fomrs S-8 (File Nos. 33-57946 and 33-59077), of our
report dated September 13, 1996, except for Note Q, as to which the date is October 8, 1996, on our aduits of the consolidated financial statements and financila statement schedules of New Plan Realty Trust and Subsidiaries, as of July 31, 1996 and 1995 and for the years ended July 31, 1996, 1995 and 1994, which report is included in this Annual Report on Form 10-K.


COOPERS & LYBRAND L.L.P.


New York, New York
October 9, 1996